Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

March 14, 2019

Ampco-Pittsburgh Corporation Announces Fourth Quarter 2018 Results

and Plan to Sell Canadian Subsidiary

Carnegie, PA, March 14, 2019 – Ampco-Pittsburgh Corporation (NYSE: AP) reported sales from continuing operations for the three and twelve months ended December 31, 2018, of $95.8 million and $419.4 million, respectively, compared to $103.6 million and $385.2 million, respectively, for the three and twelve months ended December 31, 2017. This excludes sales in all periods for the Corporation’s Canadian subsidiary, ASW Steel Inc. (“ASW”), which has now been classified as a discontinued operation pursuant to a plan to sell this business approved during the fourth quarter. The change in sales from continuing operations is principally attributable to the Forged and Cast Engineered Products segment.

Segment Results

Sales from continuing operations for the Forged and Cast Engineered Products segment declined 8% for the three months ended December 31, 2018, compared to prior year, due to a lower volume of shipments of forged engineered products for the oil and gas industry, as well as lower shipments of forged rolls caused, in part, by equipment downtime issues carrying over from the third quarter. Segment sales from continuing operations for the full year 2018 increased 11% compared to 2017, led by higher shipments of forged engineered products to the oil and gas industry and both cast and forged mill rolls. Operating results from continuing operations for the three months ended December 31, 2018, declined compared to the prior year, driven primarily by the lower volume of shipments and higher operating costs, including lower cost absorption and higher equipment maintenance costs. Segment operating results from continuing operations for the full year 2018 were comparable to 2017. While operating results for the current year benefited from the higher volume of shipments and improved pricing, unabsorbed costs from lower production levels, higher operating costs, and equipment maintenance issues offset the expected contribution to operating results.

Sales for the Air and Liquid Processing segment for the three and twelve months ended December 31, 2018, were approximately comparable to prior year levels. The segment recorded an operating loss for the three and twelve months ended December 31, 2018, driven by a charge of $32.9 million, representing the estimated costs for pending and future asbestos litigation, net of additional insurance recoveries, through 2052, the anticipated date by which the Corporation expects to have resolved all asbestos-related claims (“Asbestos Charge”). Otherwise, results for the segment were generally comparable to the prior year periods.

Consolidated Results

Loss from continuing operations for the three and twelve months ended December 31, 2018, was $40.1 million and $44.9 million, respectively, including the $32.9 million Asbestos Charge. This compares to loss from continuing operations of $3.3 million and $13.8 million, respectively, for the comparable prior year periods.

Other expense for the three months ended December 31, 2018, increased compared to the prior year, primarily due to higher interest expense and foreign exchange transaction losses in the current year versus gains in the prior year. For the full year, higher pension income and a gain on a commercial settlement with a third party more than offset higher interest expense and foreign exchange transaction losses compared to prior year.

Net loss from continuing operations for the three and twelve months ended December 31, 2018, was $41.0 million, or $3.28 per common share, and $43.6 million, or $3.50 per common share, respectively, including the after-tax impact for the Asbestos Charge of $31.9 million, or $2.55 per common share for the three months ended and $2.56 per common for the twelve months ended December 31, 2018. By comparison, net loss from continuing operations for the three and twelve months ended December 31, 2017, was $4.2 million, or $0.34 per common share, and $15.1 million, or $1.22 per common share, respectively.

Discontinued Operations

Loss from discontinued operations, net of tax, reflects the operations of ASW and for the three and twelve months ended December 31, 2018, was $18.7 million, or $1.49 per common share, and $23.9 million, or $1.92 per common share, respectively, compared to income of $1.2 million, or $0.10 per common share, and $3.7 million, or $0.30 per common share, respectively, for the three and twelve months ended December 31, 2017. For 2018, this includes an estimated impairment charge of $15.0 million, or $1.21 per common share, to record the assets of ASW to their estimated fair value.

CEO Commentary

Remarking on the quarter and full year results, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer said, “The planned divestiture of ASW is another step in the Corporation’s overall restructuring plan which commenced at the beginning of the fourth quarter with the sale of our Vertical Seal division. We expect further asset consolidation in 2019 and have worked to mitigate equipment reliability issues which hurt second half 2018 performance. With the Q4 asbestos and impairment charges now behind us, the integration of new leadership, the progression to a lean-based production system, and further restructuring initiatives currently in process, we are forming the foundation for future sustainable profitability for Ampco-Pittsburgh.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Thursday, March 14, 2019, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the fourth quarter ended December 31, 2018. We encourage participants to pre-register at any time, including up to and after the call start time via this link: http://dpregister.com/10128951. Those without internet access or unable to pre-register should dial in at least five minutes before start time using:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
Sales	$95,822	$103,572	$419,432	$385,155

Cost of products sold (excl. depreciation and amortization)	83,340	85,069	351,839	316,983
Selling and administrative	14,939	16,374	58,068	60,164
Depreciation and amortization	4,971	5,104	21,379	21,376
Charge for asbestos litigation	32,910	0	32,910	0
(Gain) loss on disposal of assets	(260)	291	128	401

Total operating expense	135,900	106,838	464,324	398,924

Loss from continuing operations	(40,078)	(3,266)	(44,892)	(13,769)
Other (expense) income – net	(2,067)	(988)	1,085	(3,673)

Loss from continuing operations before income taxes	(42,145)	(4,254)	(43,807)	(17,442)
Income tax benefit (provision)	615	(416)	(268)	1,355
Gain on sale of joint venture	500	500	500	1,036

Net loss from continuing operations	(41,030)	(4,170)	(43,575)	(15,051)
(Loss) income from discontinued operations, net of tax	(18,679)	1,182	(23,901)	3,749

Net loss	(59,709)	(2,988)	(67,476)	(11,302)
Net income attributable to noncontrolling interest	534	203	1,859	787

Net loss attributable to Ampco-Pittsburgh	$(60,243)	$(3,191)	$(69,335)	$(12,089)

Net loss from continuing operations per common share:
Basic	$(3.28)	$(0.34)	$(3.50)	$(1.22)

Diluted	$(3.28)	$(0.34)	$(3.50)	$(1.22)

(Loss) income from discontinued operations per common share:
Basic	$(1.49)	$0.10	$(1.92)	$0.30

Diluted	$(1.49)	$0.10	$(1.92)	$0.30

Net loss per common share attributable to Ampco-Pittsburgh:
Basic	$(4.82)	$(0.26)	$(5.57)	$(0.98)

Diluted	$(4.82)	$(0.26)	$(5.57)	$(0.98)

Weighted-average number of common shares outstanding:
Basic	12,495	12,361	12,448	12,330

Diluted	12,495	12,361	12,448	12,330